Exhibit 5.1

Akerman Senterfitt
One S.E. Third Avenue, 28 Floor
Miami, Florida 33131

September 7, 2005

Technical Olympic USA, Inc.
4000 Hollywood Boulevard
Suite 500 N
Hollywood, FL 33021

Ladies and Gentlemen:

We have acted as counsel for Technical Olympic USA, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the (i) registration statement on Form S-3, Registration No. 333-122451, as amended, filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”) and the base prospectus included therein (the “Registration Statement”) and (ii) Prospectus Supplement dated September 7, 2005, filed by the Company with the SEC relating to the public offering of up to 3,358,000 shares (the “Shares”) of the Company’s Common Stock, $.01 par value. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Certificate of Incorporation, and amendment thereto, and the Company’s Amended and Restated Bylaws; (2) resolutions of the Company’s board of directors authorizing the registration of the Shares, issuance and sale of the Shares and related matters; (3) the Registration Statement and exhibits thereto; (4) the Prospectus Supplement; and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinions expressed below, we have relied solely on the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Akerman Senterfitt